EXHIBIT 99.1

Guilford Pharmaceuticals Announces Pricing of 10,000,000 Share Common Stock Offering

BALTIMORE, MD, July 1, 2004 —Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that it has priced its offering of 10,000,000 shares of common stock at a public offering price of $ 4.50 per share. Guilford has granted the underwriters an option to purchase up to 1,500,000 additional shares of common stock to cover over-allotments. The offering is expected to close on or about July 7, 2004, subject to customary conditions.

Guilford expects to receive net proceeds of approximately $42 million from the sale of 10,000,000 shares of common stock. Guilford anticipates using the net proceeds from the sale of the common stock offered to fund clinical trials, including trials for AQUAVAN® Injection and AGGRASTAT® Injection; to fund studies for Guilford’s pre-clinical product candidates; and for working capital, capital expenditures and other general corporate purposes.

UBS Investment Bank is acting as sole book-running manager in this offering. CIBC World Markets Corp. and Citigroup are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection. For additional information about GLIADEL® Wafer, please visit www.guilfordpharm.com under Products/Marketed Products/GLIADEL; and for AGGRASTAT®, please see www.AGGRASTAT.com.

This press release contains statements relating to Guilford’s public offering of common stock and use of proceeds. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Guilford’s filings with the SEC.

Contact: Stacey Jurchison, Director, Corporate Communications —
410-631-5022
Internet Address: http://www.guilfordpharm.com